EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption ‘‘Experts’’ in the Registration Statement on Form F-3 and related prospectus of NICE-Systems Ltd. for the registration of 5,175,000 American Depository Shares representing 5,175,000 of its ordinary shares and to the incorporation by reference therein of our report dated April 12, 2007, with respect to the consolidated financial statements of Actimize Ltd. for the year ended December 31, 2006, included in the Report on Form 6-K of NICE-Systems Ltd. dated September 12, 2007.

Kost Forer Gabbay & Kasierer
a member of Ernst & Young Global

Tel Aviv, Israel
September 18, 2007